Exhibit 99.1

FOR IMMEDIATE RELEASE

July 21, 2004

Owens & Minor Reports 6.2% Revenue Growth and

12.8% Net Income Increase for Second Quarter 2004

Richmond, VA....Owens & Minor (NYSE-OMI) reported revenue for the second quarter ended June 30, 2004, of $1.12 billion, up 6.2 percent compared to $1.05 billion in the second quarter last year. Earnings per diluted common share (EPS) for the second quarter of 2004 were $0.39, up 5.4 percent, compared to $0.37 in the prior year second quarter. Net income was $15.3 million for the quarter, a 12.8 percent increase over net income of $13.6 million in the second quarter of 2003.

“Our second quarter and year-to-date results are very heartening,” said G. Gilmer Minor, III, chairman and chief executive officer of Owens & Minor. “This year’s second quarter results compared favorably against one of our strongest ever second quarters last year. Revenues and profits continue to grow as expected. Productivity, asset management results, and cash flow are exceeding our expectations so far this year. And, our teammates have never been more committed to our customers’ success. It is truly the strength of our people that produces these excellent results.”

Other Second Quarter Results

Operating earnings for the second quarter 2004 were 2.5 percent of revenue, compared to operating earnings of 2.6 percent in the second quarter last year. Gross margin for the quarter was 10.3 percent of revenue, unchanged from the comparable period last year. Selling, general and administrative expenses (SG&A) were 7.6 percent of revenue, compared to 7.5 percent of revenue one year ago. Core distribution productivity improvement partially offset continued investment in strategic initiatives, and spending on information technology support and teammate healthcare costs.

“This year, we’ve continued to demonstrate the value of Owens & Minor in the marketplace, and as a result, we’ve seen solid growth in our top line,” said Craig R. Smith, president and chief operating officer of Owens & Minor. “I am very proud of our team’s efforts to grow CostTrackSM, which is a growing percentage of our business. We continue to make progress on our strategic initiatives, and we are focused on growing profitable sales and improving margin.”

Asset management for the second quarter of 2004 was exceptionally strong, with days sales outstanding (DSO) of 25.5 days, compared to 28.0 days in the prior year quarter, and inventory turns of 10.0, compared to 9.9 turns in the second quarter last year. This resulted in cash flow from operations of $18.2 million.

The tax rate for the quarter was 37.5 percent, bringing the year-to-date rate to 38.3 percent. This rate reflects reductions in the company’s estimates of its ultimate tax liability for years subject to audit.

Year-to-Date Results

For the six months ended June 30, 2004, revenue improved 7.4 percent to $2.23 billion, compared to revenue of $2.07 billion in the comparable period of 2003. Net income for the first half of 2004 was $30.0 million, up 13.1 percent compared to $26.5 million in the first six months of 2003. Year-to-date, diluted EPS was $0.76, compared to $0.72 in 2003, an increase of 5.6 percent.

Year-to-date, operating earnings were 2.5 percent of revenue, compared to 2.6 percent of revenue in the first half of 2003. Gross margin for the first half of 2004 was 10.3 percent of revenue compared to 10.4 percent in the first six months of 2003, while SG&A was 7.6 percent of revenue compared to 7.5 percent last year. Cash flow from operations year-to-date was $71.1 million.

Outlook for 2004

Financial guidance for 2004 remains unchanged. The company anticipates that it will report revenue growth in the 5 to 7 percent range, and diluted EPS in a range of $1.54 to $1.56 for the year.

Quarterly Highlights

US News & World Report’s recently published 2004 “Best Hospitals in America” issue named 14 hospitals to its prestigious Honor Roll, and 7 of these hospitals have prime vendor customer relationships with Owens & Minor for medical and surgical products. Hospitals were named to the prestigious Honor Roll only if they excelled in six or more medical specialties. Collectively, these hospital customers use a wide array of Owens & Minor’s distribution and supply chain consulting services, including CostTrackSM, WISDOM2SM, PANDAC®, MediChoice®, FOCUS™ and various OMSolutionsSM consulting and outsourcing engagements.

During the quarter, Owens & Minor was among 12 organizations worldwide that were named as winners of the Data Warehousing Institute’s 2004 Best Practices in Data Warehousing Awards. The Data Warehousing Institute (TDWI) considered 85 organizations in 11 categories. This year, Owens & Minor won top honors in the category “Radical Data Warehousing/Business Intelligence.” This category covered organizations that have taken data warehouse capabilities beyond normal use and have successfully implemented an innovative and unique solution. This marks the fourth time Owens & Minor has won recognition from TDWI. In 1997 and 1999, Owens & Minor was cited as a “Best Practices” winner, while in 1999, Owens & Minor won the “Leadership Award.” Other 2004 winners include Union Pacific Corporation, Quicken Loans, and Anthem, Inc.

Also during the second quarter 2004, Owens & Minor and its information technology partner, Perot Systems Corporation, were named as the 2004 “Best Partnership” in the distinguished Outsourcing Excellence Awards (formerly Editor’s Choice Awards), sponsored annually by the Outsourcing Center and its parent company the Everest Group. A panel of industry experts selected winners after a rigorous review of relationship structures and outcomes achieved among the 100 nominations. Owens & Minor has been a Perot Systems customer since 1998, and in 2002 outsourced

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essentially all of its information technology functions to Perot Systems. Together, Owens & Minor and Perot Systems have developed a number of innovative solutions that allow Owens & Minor to effectively manage business processes and supply chain logistics for their customers and suppliers. The annual Outsourcing Excellence Awards were developed by the Outsourcing Center, an online community specializing in thought leadership, best practices and innovation in outsourcing.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of any strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations and the federal government. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Conference Call and Webcast Information: The second quarter conference call is scheduled for Thursday, July 22, 2004 at 8:30am EDT. The telephone number for the conference call is: 800-299-0148; no access code is required. A playback of the call will be available for five business days at 888-286-8010 with access code #29735579. The conference call will also be Webcast at www.owens-minor.com under the Investor Relations section.

Contact: Jeff Kaczka, Senior Vice President & CFO, 804-965-5896; Richard F. Bozard, Vice President, Treasurer, 804-965-2921; or Trudi Allcott, Manager, Investor Communications, 804-935-4291.

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended June 30,
	2004	% of revenue	2003(1)	% of revenue	% Fav(Unfav)
Revenue	$1,119,375	100.0%	$1,054,502	100.0%	6.2%
Cost of revenue	1,004,544	89.7	945,610	89.7	(6.2)

Gross margin	114,831	10.3	108,892	10.3	5.5
Selling, general and administrative expenses	84,533	7.6	78,834	7.5	(7.2)
Depreciation and amortization	3,815	0.3	3,952	0.4	3.5
Other operating (income) and expense, net	(1,171)	(0.1)	(1,313)	(0.1)	(10.8)

Operating earnings	27,654	2.5	27,419	2.6	0.9
Interest expense, net	3,043	0.3	3,492	0.3	12.9
Discount on accounts receivable securitization	83	0.0	178	0.0	53.4
Distributions on mandatorily redeemable preferred securities	—	—	1,402	0.1	100.0

Income before income taxes	24,528	2.2	22,347	2.1	9.8
Income tax provision	9,203	0.8	8,759	0.8	(5.1)

Net income	$15,325	1.4%	$13,588	1.3%	12.8%

Net income per basic common share	$0.39		$0.41
Net income per diluted common share	$0.39		$0.37

Weighted average shares - basic	39,002		33,383
Weighted average shares - diluted	39,601		39,016

	Six Months Ended June 30,
	2004	% of revenue	2003(1)	% of revenue	% Fav(Unfav)
Revenue	$2,225,449	100.0%	$2,072,471	100.0%	7.4%
Cost of revenue	1,996,558	89.7	1,856,778	89.6	(7.5)

Gross margin	228,891	10.3	215,693	10.4	6.1
Selling, general and administrative expenses	168,550	7.6	156,245	7.5	(7.9)
Depreciation and amortization	7,521	0.3	7,933	0.4	5.2
Other operating (income) and expense, net	(2,272)	(0.1)	(2,480)	(0.1)	(8.4)

Operating earnings	55,092	2.5	53,995	2.6	2.0
Interest expense, net	6,289	0.3	7,011	0.3	10.3
Discount on accounts receivable securitization	261	0.0	382	0.0	31.7
Distributions on mandatorily redeemable preferred securities	—	—	2,898	0.1	100.0
Other expense	—	—	154	0.0	100.0

Income before income taxes	48,542	2.2	43,550	2.1	11.5
Income tax provision	18,592	0.8	17,071	0.8	(8.9)

Net income	$29,950	1.3%	$26,479	1.3%	13.1%

Net income per basic common share	$0.77		$0.79
Net income per diluted common share	$0.76		$0.72

Weighted average shares - basic	38,937		33,458
Weighted average shares - diluted	39,558		39,278

(1)	Certain components of selling, general and administrative expenses and interest expense, net for the 2003 statement of income have been reclassified to cost of revenue and other operating income and expense, net in order to conform to the current presentation.

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Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$48,674	$16,335
Accounts and notes receivable, net	329,049	353,431
Merchandise inventories	413,611	384,266
Other current assets	30,391	27,343

Total current assets	821,725	781,375
Property and equipment, net	22,596	21,088
Goodwill	198,938	198,063
Other assets, net	43,323	45,222

Total assets	$1,086,582	$1,045,748

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$331,411	$314,723
Accrued payroll and related liabilities	12,399	13,279
Other accrued liabilities	68,245	67,630

Total current liabilities	412,055	395,632
Long-term debt	207,032	209,499
Other liabilities	31,274	30,262

Total liabilities	650,361	635,393

Shareholders’ equity
Common stock	78,594	77,958
Paid-in capital	122,763	118,843
Retained earnings	241,778	220,468
Accumulated other comprehensive loss	(6,914)	(6,914)

Total shareholders’ equity	436,221	410,355

Total liabilities and shareholders’ equity	$1,086,582	$1,045,748

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Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2004	2003
Operating activities
Net income	$29,950	$26,479
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,521	7,933
Provision for LIFO reserve	2,595	2,870
Provision for losses on accounts and notes receivable	891	1,380
Changes in operating assets and liabilities:
Accounts and notes receivable	23,513	31,162
Merchandise inventories	(31,940)	(42,218)
Accounts payable	38,161	88,790
Net change in other current assets and current liabilities	(3,341)	(5,739)
Other, net	3,706	4,243

Cash provided by operating activities	71,056	114,900

Investing activities
Additions to property and equipment	(5,087)	(2,615)
Additions to computer software	(2,570)	(5,106)
Net cash paid for acquisition of business	(2,500)	—
Other, net	12	25

Cash used for investing activities	(10,145)	(7,696)

Financing activities
Repurchase of mandatorily redeemable preferred securities	—	(20,412)
Repurchase of common stock	—	(10,884)
Net payments on revolving credit facility	—	(27,900)
Cash dividends paid	(8,640)	(5,714)
Proceeds from exercise of stock options	2,751	2,880
Decrease in drafts payable	(21,500)	(30,000)
Other, net	(1,183)	—

Cash used for financing activities	(28,572)	(92,030)

Net increase in cash and cash equivalents	32,339	15,174
Cash and cash equivalents at beginning of period	16,335	3,361

Cash and cash equivalents at end of period	$48,674	$18,535

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Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	6/30/2004	3/31/2004	12/31/2003	9/30/2003	6/30/2003
Operating results:
Revenue	$1,119,375	$1,106,074	$1,108,087	$1,063,509	$1,054,502

Gross margin(1)	$114,831	$114,060	$111,489	$109,220	$108,892
Gross margin as a percent of revenue(1)	10.3%	10.3%	10.1%	10.3%	10.3%

SG&A expense(1)	$84,533	$84,017	$82,682	$80,868	$78,834
SG&A expense as a percent of revenue(1)	7.6%	7.6%	7.5%	7.6%	7.5%

Operating earnings(1)	$27,654	$27,438	$26,263	$25,453	$27,419
Operating earnings as a percent of revenue(1)	2.5%	2.5%	2.4%	2.4%	2.6%

Net income	$15,325	$14,625	$14,327	$12,835	$13,588

Net income per basic common share	$0.39	$0.38	$0.37	$0.37	$0.41

Net income per diluted common share	$0.39	$0.37	$0.36	$0.34	$0.37

Accounts receivable:
Accounts and notes receivable, net	$329,049	$335,028	$353,431	$323,103	$322,314

Days sales outstanding	25.5	26.1	27.8	27.5	28.0

Inventory:
Merchandise inventories	$413,611	$395,053	$384,266	$387,356	$391,183

Average inventory turnover	10.0	10.2	10.2	9.7	9.9

Financing:
Debt	$207,032	$211,051	$209,499	$211,311	$213,698

Mandatorily redeemable preferred securities	$—	$—	$—	$—	$104,378

Stock information:
Cash dividends per common share	$0.11	$0.11	$0.09	$0.09	$0.09

Stock price at quarter-end	$25.90	$25.30	$21.91	$24.10	$22.35

(1)	Certain components of selling, general and administrative expenses and interest expense, net for the 2003 statement of income have been reclassified to cost of revenue and other operating income and expense, net in order to conform to the current presentation.